As filed with the Securities and Exchange Commission on November 2, 2007

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-89332)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kyphon Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0366069
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1221 Crossman Avenue

Sunnyvale, California 94089

(Address, Including Zip Code, of Principal Executive Offices)

1996 STOCK OPTION PLAN

2002 STOCK PLAN

2002 EMPLOYEE STOCK PURCHASE PLAN

2002 DIRECTOR OPTION PLAN

(Full title of the plans)

Richard Mott

President and Chief Executive Officer

Kyphon Inc.

1221 Crossman Avenue

Sunnyvale, California 94089

(408) 548-6500

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Latham & Watkins LLP

140 Scott Dr.

Menlo Park, CA 94025

Attn: Alan Mendelson

Robert Koenig

Nicholas O’Keefe

DEREGISTRATION OF COMMON STOCK

The Registration Statement on Form S-8 (Registration No. 333-89332) (the “Registration Statement”) of Kyphon Inc., a Delaware corporation (“Kyphon”), pertaining to the registration of 10,594,599 shares of common stock of Kyphon, par value $0.001 per share (the “Kyphon Common Stock”), to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on May 29, 2002.

Medtronic, Inc., a Minnesota corporation (“Medtronic”), Jets Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Medtronic (“Merger Sub”), and Kyphon entered into an Agreement and Plan of Merger dated as of July 26, 2007 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Kyphon, Kyphon would become a wholly owned subsidiary of Medtronic, and all outstanding shares of Kyphon Common Stock would be automatically converted into the right to receive $71.00 in cash, without interest (these actions are collectively referred to as the “Merger”). The Merger became effective on November 2, 2007 (the “Effective Time”).

As a result of the Merger, Kyphon has terminated all offerings of Kyphon Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Kyphon in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Kyphon Common Stock which remain unsold at the termination of the offering, Kyphon hereby removes from registration all shares of Kyphon Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on November 2, 2007.

KYPHON INC.

By:	/s/ Richard W. Mott
Name: Richard W. Mott
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard W. Mott Richard W. Mott	Director, President and Chief Executive Officer (Principal Executive Officer)	November 2, 2007

/s/ Maureen L. Lamb Maureen L. Lamb	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 2, 2007

/s/ Arthur T. Taylor Arthur T. Taylor	Vice President and Chief Operating Officer	November 2, 2007

/s/ Karen D. Talmadge Karen D. Talmadge, Ph.D	Director, Executive Vice President, Co-Founder and Chief Science Officer	November 2, 2007

/s/ James T. Treace James T. Treace	Director and Chairman of the Board	November 2, 2007

/s/ D. Keith Grossman D. Keith Grossman	Director	November 2, 2007

/s/ Jack W. Lasersohn Jack W. Lasersohn	Director	November 2, 2007

/s/ Louis J. Lavigne Louis J. Lavigne, Jr.	Director	November 2, 2007

/s/ Frank M. Phillips Frank M. Phillips, M.D.	Director	November 2, 2007

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Director	November 2, 2007